Exhibit 99.2

CDK Global Appoints Daniel P. Flynn as President, CDK North America

HOFFMAN ESTATES, Ill., Oct. 31, 2017 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced the appointment of Daniel P. Flynn to president, CDK North America. Flynn is currently serving as executive vice president, Business Transformation and succeeds Robert N. Karp, who is leaving the company.  These changes are effective Dec. 1, 2017.

“Dan Flynn is a seasoned operating executive who has seen significant success bringing process, discipline and rigor to the execution of CDK’s multi-year business transformation effort,” said Brian MacDonald, chief executive officer. “He brings that same focus to growing CDK’s North America business while driving additional service improvements for our dealer customers.  We are fortunate to have someone of Dan’s caliber take on this important leadership role at CDK.”

Flynn joined CDK Global in early 2016 as corporate vice president, Business Transformation. In that role, he has been responsible for guiding the execution of the company’s multi-year transformation to significantly improve customer service and financial performance. CDK’s transformation program has already delivered significant customer service improvements, much higher levels of operating performance, and greater profitability.

Prior to joining CDK, Flynn was senior vice president, North America Rent A Car Operations at Hertz. While at Hertz, Flynn had full P&L responsibility for an organization with $6.6 billion in annual revenue, $9.5 billion in fleet assets under management and 23,000 employees across North America. In that position, Flynn led an executive team of 10 that oversaw all aspects of operations, including service delivery, store network management, staffing, customer satisfaction, cost control and fleet lifecycle management.  He was also responsible for maintenance of a 500,000-unit fleet and for the process of ensuring 200,000-units were ready for sale each year via auction, direct-to-dealer and direct-to-consumer channels.

MacDonald continued, “All of us at CDK want to express our appreciation to Bob Karp for his more than 20 years of service to the company and the auto industry.  Also, I want to personally thank Bob for helping me during my transition to CEO and for his support of our on-going business transformation.  We are grateful for his many contributions to CDK and wish him all the best.”

About CDK Global

With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on enabling end-to-end automotive commerce, CDK Global provides solutions to dealers in more than 100 countries around the world, serving approximately 28,000 retail locations and most automotive manufacturers. CDK solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit cdkglobal.com.

Investor Relations Contact: Katie Coleman 847.485.4650 katherine.coleman@cdk.com	Media Contact: David Webster Aberdeen Strategies 469.222.3667 david.webster@aberdeenstrategies.com